Exhibit 10.18

SEPARATION AGREEMENT

I, the undersigned, have been employed by Mortgage Guaranty Insurance Corporation ("MGIC"), MGIC Investment Corporation, or a direct or indirect subsidiary of MGIC Investment Corporation (individually or collectively referred to as "MGIC"). My employment with MGIC ended on May 6, 2019 (the “Separation Date”).

RELEASE:

In exchange for MGIC's payment of severance pay to me, I hereby release MGIC and all of its affiliated companies, and all of their respective officers, directors, employees, and agents (collectively, the "Released Parties") from any and all claims which I may have against them, with the exception of any claims concerning pension, savings plan or profit sharing payments under the applicable plans of MGIC. Subject to these exceptions, I intend this release to be as broad as legally possible and to apply to the fullest extent permitted by law.

I specifically release all claims arising out of my employment by MGIC or the termination of my employment with MGIC, whether currently known or unknown, including, but not limited to: (1) all claims of employment discrimination or retaliation based on race, age, sex, religion, creed, marital status, color, national origin, ancestry, disability or medical condition, sexual orientation, arrest or conviction record, or other basis protected under local, state or federal law; (2) all claims of sexual or other harassment or hostile working environment; (3) all claims of wrongful discharge; (4) all claims alleging breach of any employment contract; and (5) all other claims that might be brought under any federal, state, or local law, including, but not limited to, the qui tam provisions of the False Claims Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, the Wisconsin Fair Employment Act, or any similar laws of the United States, the State of Wisconsin, or any other state or municipality. I understand that this Paragraph also means that I am waiving any rights and benefits that I might have obtained in any litigation respecting such released claims, and I agree to give up any benefit which may be conferred in the future by any order or judgment issued in any proceeding that alleges a claim released by this Paragraph against any of the individuals/businesses covered by this Paragraph.

PROTECTED RIGHTS:

I understand that nothing contained in this Agreement limits my right to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand that this Agreement does not limit my right to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to MGIC. However, I understand that I am waiving my right to recover monetary damages or other individual relief from any one or more of the Released Parties in connection with any such charge, investigation or proceeding, but not my right to receive an award pursuant to any whistleblower provisions for information provided to any Government Agencies.

SEVERANCE:

In exchange for my release of claims and in consideration of the covenants and agreements made by me hereunder, MGIC has agreed to pay me severance pay in the aggregate gross amount of $744,809 (the “Cash Severance”) which constitutes one year of annualized base salary ($478,400) plus a 2019 pro-rated bonus amount of $266,409 representing one third of the year estimated bonus amount. I understand that both of these gross amounts will be paid in 26 bi-weekly installments, with each installment being paid on a regularly scheduled MGIC payroll date. The first such installment will be paid on the first payroll date occurring at least 7 calendar days after MGIC’s receipt of this signed separation agreement. I acknowledge that this severance pay is not a benefit to which I am otherwise entitled. I understand that MGIC will deduct from that gross amount all legally required payroll deductions (including but not limited to federal and state income tax and FICA withholdings), as well as other deductions that have been customarily taken from my MGIC paychecks. I also acknowledge that if I am in possession of certain MGIC property, including, without limitation, computer equipment, I understand that I am responsible for promptly returning all such equipment to MGIC, and, if I do not, MGIC may deduct the value of such equipment from my Cash Severance, to the fullest extent allowed by law, without limiting MGIC's rights to other remedies.

In further exchange for my release of claims and in consideration of the covenants and agreements made by me hereunder, the restricted stock unit award that is described on Exhibit A will remain outstanding following the Separation Date and shall continue to vest under the terms of Section 2 of the Terms (as defined on Exhibit A) as if my employment had not terminated (the “Equity Severance”). All other equity awards (or portions thereof) granted to me by MGIC Investment Corporation that were unvested immediately prior to the Separation Date will be forfeited as of the Separation Date.

Unless otherwise agreed in writing by me and MGIC, I understand and agree that I will not be entitled to any further salary, wages, commissions, bonuses, or other compensation beyond what has been earned of any kind from MGIC or to any further employment or re‑employment by MGIC in the future. I agree that neither the Cash Severance nor Equity Severance under this Agreement shall be taken into account as compensation under any of MGIC’s welfare, pension, profit sharing plan or similar programs that base benefits in whole or in part on compensation received from MGIC, and that I shall not accrue PTO, or other similar benefits during the period during which I shall receive the Cash Severance or Equity Severance. I also agree that MGIC makes no representations as to the employment and income tax consequences (including related penalties and interest) to me of the Cash Severance or Equity Severance, and I understand and agree that any future employment or income tax consequences (including related penalties and interest) that may arise to me will not provide a basis to set aside or in any way alter this Separation Agreement.

I acknowledge that the terms of Paragraph 15, Clawback, set forth in the Incorporated Terms dated as of January 23, 2017 to Restricted Stock Unit Agreement of same date by and between MGIC Investment Corporation and me, shall continue in full force and effect.

COVENANTS AND AGREEMENTS:

I agree to cooperate fully with MGIC and its counsel with respect to any matter (including litigation, investigation, government proceedings, and general claims) which relates to matters with which I was involved while employed by MGIC, subject to reimbursement of reasonable out-of-pocket travel costs and expenses.  Such cooperation may include appearing from time to time at the offices of MGIC or MGIC’s counsel, or telephonically, for conferences and interviews and providing testimony in depositions, court proceedings, and administrative hearings as necessary for MGIC to defend against claims, and in general providing MGIC and its counsel with the full benefit of my knowledge with respect to any such matter. I agree to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties concerned, or as required by any court, administrative agency, regulation, statute, or legal process.

Except as provided in that section entitled “Protected Rights” hereof, I agree to refrain from participating in any activity or making any statements that are calculated to damage, or have the effect of damaging, the business or reputation of MGIC or any of its officers, directors, employees or agents; and I further agree to refrain from making knowingly false comments to any third parties regarding MGIC, or any of MGIC’s affiliates, employees, officers, representatives, customers or regulators.

I acknowledge that MGIC’s relationships with its employees constitute a valuable business asset and that my employment with MGIC resulted in me being provided with Confidential Business Information (as defined below) and goodwill relating to such relationships.  Accordingly, I agree that for twelve (12) months following the Separation Date, I shall not, for the benefit of a competitor of MGIC, solicit officer, director or management-level employees from MGIC’s Risk Department to end their employment with MGIC. I understand, acknowledge, and agree that such solicitation will disrupt, damage, impair, and interfere with MGIC’s business and have a substantial negative impact on MGIC’s ability to compete.  This Paragraph shall not bar any employee of MGIC from applying for or accepting employment with any person or entity.

“Confidential Business Information” means any and all non-public information, ideas, and materials, other than a Trade Secret, in whatever form, tangible or intangible, related to MGIC’s business that provides MGIC with a competitive business advantage by virtue of the information, idea, or material not being generally known to MGIC’s competitors, MGIC’s customers, and/or the general public, or regarding which MGIC owes a duty of confidentiality to another person or entity.  For example, Confidential Business Information may include, but is not limited to, MGIC’s information about its customers, business methods, pricing, models, strategy, procedures or finances.  Confidential Business Information does not include any information, idea, or material (i) that is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information, idea, or material (likewise without confidential or proprietary restriction) prior to or independent of my employment, (ii) that is rightfully in my possession or part of my general knowledge prior to or independent of my employment, or (iii) that is or becomes publicly known or is legitimately in the public domain through lawful means and without breach of this Separation Agreement by me, or breach of a similar agreement by others. “Trade Secret” means a trade secret as that term is defined under the 2016 Defend Trade Secrets Act (DTSA) and/or any other applicable law.

I acknowledge and agree that MGIC’s Confidential Business Information is a special and unique asset of MGIC and derives independent economic value, actual or potential, from not being generally known by the public or by other persons or entities who can obtain economic value from its disclosure.  Therefore, except as described in that section entitled “Protected Rights” hereof, I shall for as long as, and wherever, the Confidential Business Information provides MGIC with a competitive business advantage by virtue of the information, idea, or material not being generally known to MGIC’s competitors, MGIC’s customers, and/or the general public: (i) maintain such Confidential Business Information in strict confidence; (ii) not divulge or disclose such Confidential Business Information to any third party (whether such party is a person, firm, corporation, or other entity or association) by any means, including, but not limited to, verbal, written, fax, email, or using social networking systems; and (iii) not use such Confidential Business Information for the benefit of a competitor and/or customer of MGIC; except I may disclose Confidential Business Information if required to be disclosed by law, court order, or similar compulsion, provided, however, that such disclosure shall be limited to the extent so required or compelled; and, provided further, that I shall give MGIC notice of such disclosure in writing and cooperate with MGIC in seeking suitable protection. All Confidential Business Information in my possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to MGIC and shall not be retained by me or furnished to any third party, in any form. In addition, I shall not use or disclose any Trade Secret of MGIC so long as it remains a Trade Secret except as otherwise provided in this Separation Agreement.  Nothing in this Separation Agreement shall limit MGIC’s remedies with respect to my unauthorized use and/or disclosure of an MGIC Trade Secret.

I understand and acknowledge that I am hereby being provided notice that under the 2016 Defend Trade Secrets Act (DTSA):

(i)            No individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined under the DTSA) that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and

(ii)           An individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

As of the Separation Date, I have returned all property belonging to MGIC. Such property includes, but is not limited to, keys, passwords, access cards, credit cards, any computer hardware or software, test results, customer information, pricing and cost information, financial data or information, any information, management materials, including all correspondence, manuals, letters, notes, notebooks, data report programs, plan proposals, and other confidential, proprietary and/or trade secret information, regardless of whether the information is in written, printed, electronic, or other form and regardless of whether it was written or compiled by me or other persons, as well as any and all other property that comprises property owned by MGIC. I agree that I will not retain any originals or copies of any MGIC property, whether prepared or created by me or otherwise coming into my possession or control in the course of my employment with MGIC.

I acknowledge and agree that the terms of Paragraph 15, Clawback, set forth in the Incorporated Terms dated as of January 23, 2017 to Restricted Stock Unit Agreement of same date by and between MGIC Investment Corporation and me, shall continue in full force and effect.

I agree to execute that certain “Resignation from Director and Officer Positions,” attached hereto as Exhibit B, effective as of the Separation Date at the time this Separation Agreement is executed by me.  I agree to further execute such other documentation as may otherwise be required, if any, to effect such resignations.

BREACH:

In the event of a breach by me of any of the provisions of this Separation Agreement, including without limitation the provisions set forth under the heading “Covenants and Agreements,” in addition to all rights that MGIC may have at law or in equity, the obligation of MGIC to pay the Cash Severance and Equity Severance under this Separation Agreement will immediately cease and any Cash Severance and Equity Severance already received by me will be returned by me to MGIC within thirty (30) days of notice from MGIC to me.

MISCELLANEOUS:

The benefits provided under this Separation Agreement are intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and to the extent possible shall be interpreted in a manner consistent with the Section 409A requirements.  In particular, the payments to be made during the initial six-month period following my separation from service are intended to be exempt from Internal Revenue Code Section 409A under the special rule for separation pay due to an involuntary separation from service under Section 1.409A-1(b)(9)(iii) of the Income Tax Regulations.  Any payments made after the initial six-month period following my separation from service are intended to be either exempt from Section 409A under Section 1.409A-1(b)(9)(iii) of the Income Tax Regulations, to the extent that the total payments do not exceed the limitation therein described, exempt under another applicable exemption, or to be paid pursuant to an objectively defined payment schedule that is compliant with Section 409A. MGIC may modify the payment schedule provided herein if and to the extent that MGIC reasonably determines that modification of the payment schedule is necessary to comply with Section 409A requirements.

This Separation Agreement may not be modified or amended except by a written instrument executed by both MGIC and me.

In the event any provision of this Separation Agreement is adjudicated to be unenforceable in whole or in part, both MGIC and I intend for such provision to be modified to the extent necessary to render it enforceable, or alternatively, excised from the Separation Agreement without affecting the validity of the remaining provisions of the Separation Agreement.

By entering into this Separation Agreement, MGIC makes no admission that it has engaged, or is now engaging, in any unlawful conduct. This Separation Agreement is not an admission of wrongdoing or liability by either MGIC or me shall not be used or construed as such in any legal or administrative proceeding.

This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by me in breach hereof.

This Separation Agreement shall be subject to and construed in accordance with the laws of the State of Wisconsin. Venue shall be in Milwaukee County for any disputes arising out of the interpretation or enforcement of this Separation Agreement.

This Separation Agreement is binding on and inures to the benefit of MGIC, its successors and assigns, and is binding on and inures to the benefit of me and my heirs and assigns.

This Separation Agreement may be executed in counterparts. Signatures transmitted electronically are as effective as original signatures.

TIMING OF EFFECTIVENESS:

Prior to my signing this Separation Agreement, I was, and hereby am, fully advised to consult with an attorney to discuss all aspects of this Separation Agreement and I was given a period of at least twenty‑one (21) days to consider this Separation Agreement. To the extent I have executed this Separation Agreement before the execution of that period; I have done so knowingly and voluntarily. I understand that this Separation Agreement will not become effective or enforceable, and no severance payment will be made, for a period of seven (7) days after I sign it. I may revoke this Separation Agreement within such seven (7) day period by providing MGIC with written notice of revocation. I also understand and agree that neither this Separation Agreement nor the payment of Cash Severance or Equity Severance by MGIC is intended as an admission of any liability or wrong-doing by any of the MGIC companies or any of its officers, directors, employees, or agents.

In order for this Separation Agreement to be binding upon MGIC, the undersigned must sign and return this Separation Agreement to MGIC within twenty-one (21) days after the undersigned's receipt of this Separation Agreement. The date of this Separation Agreement shall be the date that it is countersigned by MGIC.

Undersigned's Name:		Acknowledged by, agreed to and accepted by MGIC:

/s/ Stephen C. Mackey	By:	/s/ Kurt J. Thomas
Stephen Mackey		Kurt J. Thomas
Senior Vice President - Human Resources

Dated: May 14, 2019		Dated: May 6, 2019

EXHIBIT A

Restricted Stock Unit Awards

105,600 restricted stock units granted under and subject to vesting conditions set forth in that certain Restricted Stock Unit Agreement and Incorporated Terms (the “Terms”) dated as of January 23, 2017 by and between MGIC Investment Corporation and me.

EXHIBIT B

RESIGNATION FROM DIRECTOR AND OFFICER POSITIONS

I hereby resign from my role as officer and/or director of Mortgage Guaranty Insurance Corporation, MGIC Investment Corporation, or any direct or indirect subsidiary of MGIC Investment Corporation, effective as of May 6, 2019.

Undersigned’s Name:

/s/ Stephen C. Mackey